Exhibit 5.1

March 15, 2012

Annie’s, Inc.

1610 Fifth Street

Berkeley, CA 94710

Re:	Registration Statement on Form S-1 (SEC File No. 333-178270) registering (1) 1,066,667 Shares of Common Stock; and (2) 3,933,333 Shares of Common Stock to be sold by Selling Stockholders

Ladies and Gentlemen:

We have acted as counsel for Annie’s, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-178270) (the “Registration Statement”) filed on March 15, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (1) 1,066,667 shares (the “IPO Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be sold by the Company and (2) 3,933,333 shares (the “Resale Shares” and together with the IPO Shares, the “Shares”) of the Company’s Common Stock to be sold by the selling stockholders listed in the Prospectus.

This opinion letter is being delivered at your request in accordance with the requirements of Paragraph 29 of Schedule A to the Securities Act and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

The Shares are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company, the selling stockholders listed in Schedule A thereto and the several underwriters named therein for which and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, are acting as representatives.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement relating to the Shares;

(ii) the most recent prospectus included in the Registration Statement on file with the Commission as of the date of this opinion letter (the “Prospectus”);

Annie’s, Inc.

March 15, 2012

(iii) the Company’s Certificate of Incorporation, as amended or supplemented, in effect as of the date of this opinion letter, as certified by the Secretary of the Company (the “Charter”);

(iv) the Company’s Bylaws, as amended or supplemented and in effect as of the date of this opinion letter, as certified by the Secretary of the Company (the “Bylaws”); and

(v) the corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Shares, and matters in connection therewith.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact, that a pricing committee of the board of directors or the board of directors will have taken all action necessary to set the issuance price of the securities and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware (the “DGCL”). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing it is our opinion that:

1. Upon payment to the Company for the IPO Shares in accordance with the provisions of the Underwriting Agreement and as described in the Registration Statement and Prospectus, such IPO Shares will be validly issued, fully paid and non-assessable.

2. The Resale Shares are duly authorized, validly issued, fully paid and non-assessable.

Annie’s, Inc.

March 15, 2012

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm’s name under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP